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                                                               EXHIBIT (a)(5)(E)


(PFG PERFORMANCE FOOD GROUP LOGO)                       12500 West Creek Parkway
                                                              Richmond, VA 23238
                                                            Phone (804) 484-7700
                                                              FAX (804) 484-7701

                                  NEWS RELEASE

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FOR MORE INFORMATION:
                                                    INVESTOR CONTACT:
MEDIA CONTACT:                                      KEVIN COLLIER
CHERYL MOORE                                        DIRECTOR, INVESTOR RELATIONS
DIRECTOR, CORPORATE COMMUNICATIONS                  (804) 287-8109
(804) 484-6273

                 PERFORMANCE FOOD GROUP ANNOUNCES FINAL RESULTS
                                 OF TENDER OFFER

RICHMOND, VA. (AUGUST 18, 2005) - Performance Food Group (Nasdaq/NM: PFGC) announced today the final results of its modified "Dutch Auction" tender offer to purchase shares of its common stock. The tender offer expired at 5:00 p.m., New York City time, on Thursday, August 11, 2005.

Based on the final count by the depositary for the tender offer, 10,071,164 shares of common stock were properly tendered and not withdrawn at prices at or below $29.75 per share. Performance Food Group has accepted for purchase all of these shares at a purchase price of $29.75 per share. American Stock Transfer & Trust Company, the depositary for the tender offer, will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered and not accepted for purchase.

Investor questions concerning the tender offer may be directed to the information agent, Mellon Investor Services at 877-698-6865, or the dealer manager, Goldman, Sachs & Co. at (800) 323-5678.

Performance Food Group markets and distributes more than 64,000 national and private label food and food-related products to approximately 44,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.

This press release contains forward-looking statements which involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the risk that the results of the Securities and Exchange Commission informal inquiry could have an adverse affect on the Company; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, produce and market new products and management of the Company's planned growth, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission. Notwithstanding any statement in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.